Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Sara Spafford Freeman	Angie Craig
sfreeman@sjm.com	acraig@sjm.com
651 756 6702	651 756 2191

St. Jude Medical Reports Third Quarter 2009 Results

ST. PAUL, Minn. – October 21, 2009 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the third quarter ended October 3, 2009.

Third Quarter Sales

The Company reported net sales of $1.160 billion in the third quarter of 2009, an increase of 7 percent compared with the $1.084 billion in the third quarter of 2008. Foreign currency translation comparisons decreased third quarter sales by approximately $29 million.

Commenting on the Company’s results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Despite some challenging dynamics experienced during the third quarter, St. Jude Medical’s revenue grew approximately 10 percent and we delivered 15 percent growth in adjusted earnings per share on a constant currency basis. International revenue grew 15 percent in the quarter constant currency, but U.S. revenue was lower than expected. Related to our U.S. growth, we have identified approximately 50 U.S. hospitals who did not participate in normal quarter end purchases of cardiac rhythm management devices due to a variety of financial considerations, which we will discuss further on our earnings call this morning. We are lowering our expectations for our fourth quarter results to accommodate the issues we are experiencing from a limited portion of our customer base in the U.S., but we are confident that our long term growth program is on track.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $690 million for the third quarter of 2009, a 2 percent increase compared with the third quarter of 2008. On a currency neutral basis, total CRM sales grew 5 percent over the comparable quarter in 2008.

Of that total, ICD product sales were $389 million in the third quarter, a 2 percent increase compared with the third quarter of 2008. ICD revenue grew 5 percent after adjusting for the impact of foreign currency.

Third quarter pacemaker sales were $301 million, an increase of 1 percent from the comparable quarter of 2008. Pacemaker revenue growth was 4 percent after adjusting for the impact of foreign currency.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Atrial Fibrillation (AF)

AF product sales for the third quarter of 2009 totaled $156 million, a 16 percent increase over the third quarter of 2008. On a currency neutral basis, total AF sales grew 19 percent over the comparable quarter in 2008.

Neuromodulation

Neuromodulation product sales were $84 million in the third quarter of 2009, up 31 percent from the comparable quarter of 2008. Neuromodulation sales were up 34 percent in the quarter after adjusting for the impact of foreign currency.

Cardiovascular

Total cardiovascular sales, which primarily include vascular closure and heart valve products, were $230 million for the third quarter of 2009, an 11 percent increase over the third quarter of 2008. On a currency neutral basis, total cardiovascular sales grew 13 percent over the comparable quarter in 2008. This product category includes sales of products that St. Jude Medical acquired from Radi Medical Systems AB in December 2008.

Sales of vascular closure products in the third quarter of 2009 were $91 million, a 2 percent increase over the third quarter of 2008. Vascular closure product sales grew 6 percent after adjusting for the impact of foreign currency.

Heart valve product sales for the third quarter of 2009 were $80 million, a 3 percent increase compared with the third quarter of 2008. Heart valve product sales grew 6 percent after adjusting for the impact of foreign currency.

Third Quarter Earnings Results

In the third quarter, the Company recorded pre-tax charges of $57 million, or $0.11 per diluted share, comprised primarily of employee termination costs related to continuing efforts to improve sales and sales support productivity as well as to streamline manufacturing operations. Including these charges, reported net earnings for the third quarter of 2009 were $167 million, or $0.48 per diluted share.

Excluding these charges, adjusted net earnings for the third quarter of 2009 were $204 million, or $0.59 per diluted share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

Fourth Quarter and Full-Year 2009 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the fourth quarter by product category.

The Company expects its consolidated earnings for the fourth quarter of 2009 to be in the range of $0.61 to $0.63 per diluted share and for full-year 2009 to be in the range of $2.41 to $2.43 per diluted share. This full-year guidance does not include the impact on earnings per share of the charges recorded in the third quarter of 2009. A further reconciliation of the Company’s annual guidance is provided in the schedule below.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s third quarter 2009 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the following Web site:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=2480079

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 14,000 people worldwide and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 2009 and July 4, 2009. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Geographic Breakdown of Third Quarter 2009 Sales
	Sales	Reported % Change vs. 3Q08
Quarter Ended 10/3/09 (dollars in millions)
Total Sales	$1,160	7%
Total International Sales	$540
Total US Sales	$620
Worldwide Cardiac Rhythm Management	$690	2%
International Cardiac Rhythm Management	$306
U.S. Cardiac Rhythm Management	$384
Worldwide ICD	$389	2%
International ICD	$141
U.S. ICD	$248
Worldwide Pacemakers	$301	1%
International Pacemakers	$165
U.S. Pacemakers	$136
Worldwide Atrial Fibrillation	$156	16%
International Atrial Fibrillation	$85
U.S. Atrial Fibrillation	$71
Worldwide Cardiovascular	$230	11%
International Cardiovascular	$136
U.S. Cardiovascular	$94
Worldwide Neuromodulation	$84	31%
International Neuromodulation	$13
U.S. Neuromodulation	$71

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	October 3, 2009	January 3, 2009
Cash and cash equivalents	$798,281	$136,443
Accounts receivable, net	1,194,700	1,101,258
Inventories	681,732	546,499
Other current assets	357,280	295,863
Property, plant & equipment, net	1,117,943	980,176
Goodwill	2,018,182	1,984,566
Other intangible assets, net	472,050	493,535
Other assets	229,573	184,164
Total assets	$6,869,741	$5,722,504

Current portion of long-term debt	$339,595	$75,518
Other current liabilities	893,955	953,006
Long-term debt	1,632,551	1,126,084
Deferred income taxes, net	136,046	112,231
Long-term other liabilities	279,586	219,759
Total equity	3,588,008	3,235,906
Total liabilities & equity	$6,869,741	$5,722,504

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended

	October 3, 2009		September 27, 2008		October 3, 2009		September 27, 2008
Net sales	$1,159,606		$1,084,136		$3,477,811		$3,230,634
Cost of sales
Cost of sales before special charges	299,670		273,926		899,709		822,104
Special charges	6,061		0		6,061		0
Total cost of sales	305,731		273,926		905,770		822,104
Gross profit	853,875		810,210		2,572,041		2,408,530

Selling, general & administrative expense	427,227		401,325		1,276,071		1,184,702
Research & development expense	142,224		131,054		424,627		393,144
Special charges	42,394		0		42,394		0
Operating profit	242,030		277,831		828,949		830,684
Other income (expense), net	(23,594)		(18,105)		(35,867)		(46,552)
Earnings before income taxes	218,436		259,726		793,082		784,132
Income tax expense	51,501		75,030		205,506		229,955
Net earnings	$166,935		$184,696	(2)	$587,576		$554,177	(5)

Adjusted net earnings (Non-GAAP)	$203,989	(1)	$189,598	(3)	$624,630	(4)	$572,289	(6)

Diluted net earnings per share	$0.48		$0.53		$1.69		$1.58
Adjusted diluted net earnings per share (Non-GAAP)	$0.59	(1)	$0.54	(3)	$1.79	(4)	$1.64	(6)

Weighted average shares outstanding- diluted	344,298		349,728		348,242		349,984

(1)	Third quarter 2009 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $37,054 or $.11 per share:

-$31,867 charges, or $0.09 per share, primarily related to employee termination costs related to continuing efforts to improve sales and sales support productivity as well as to streamline manufacturing operations.

-$5,187 impairment charges, or $0.02 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $8,300 was recorded to other income (expense).

(2)

Third quarter 2008 net earnings were reduced by $8,247 due to the impact of retroactively adjusting the historical financial statements, as required by GAAP, to reflect the change in accounting related to the convertible debentures.

(3)

Third quarter 2008 adjusted net earnings and adjusted diluted net earnings per share include $4,902 of income tax benefit, or $0.01 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2008 retroactive to the beginning of the year.

(4)	First nine months 2009 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $37,054 or $.10 per share:

-$31,867 charges, or $0.09 per share, primarily related to employee termination costs related to continuing efforts to improve sales and sales support productivity as well as to streamline manufacturing operations.

-$5,187 impairment charges, or $0.01 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $8,300 was recorded to other income (expense).

(5)

First nine months 2008 net earnings were reduced by $24,606 due to the impact of retroactively adjusting the historical financial statements, as required by GAAP, to reflect the change in accounting related to the convertible debentures.

(6)

First nine months 2008 adjusted net earnings and adjusted diluted net earnings per share include $18,112 of income tax benefit, or $0.06 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2008 retroactive to the beginning of the year.

Full-Year 2009 Earnings Guidance Reconciliation

Estimated 2009 diluted net earnings per share	$2.30 - $2.32
Estimated 2009 adjusted diluted net earnings per share (Non-GAAP)	$2.41 - $2.43	(1)

(1)

The Company recorded charges in the third quarter of 2009 that reduced earnings by $0.11 per diluted share. The Company's above estimated 2009 adjusted diluted net earnings per share (Non-GAAP) of $2.41 - $2.43 excludes the impact of this charge